     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1999

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                          WYNDHAM INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Organization)

                                      7948
               (Primary Standard Industrial Classification Code)

                                   94-2872485
                      (I.R.S. Employer Identification No.)

                             1950 STEMMONS FREEWAY
                                   SUITE 6001
                                DALLAS, TX 75207
                                 (214) 863-1000
              (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Office)

                               JAMES D. CARREKER
                            CHIEF EXECUTIVE OFFICER
                          WYNDHAM INTERNATIONAL, INC.
                             1950 STEMMONS FREEWAY
                                   SUITE 6001
                                DALLAS, TX 75207
                                 (214) 863-1000
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

             GILBERT G. MENNA, P.C.                            RANDALL H. DOUD, ESQ.
            KATHRYN I. MURTAGH, ESQ.                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          GOODWIN, PROCTER & HOAR LLP                             919 THIRD AVENUE
                 EXCHANGE PLACE                                  NEW YORK, NY 10022
                BOSTON, MA 02109                                   (212) 735-3000
                 (617) 570-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $0.01 per share       16,541,706 shares         $4.44            $73,403,834           $20,407

Fee calculated in accordance with Rule 457 of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price has been determined by multiplying $4.44 (the average of the high and low trading prices of the paired shares of common stock of Wyndham International, Inc. and Patriot American Hospitality, Inc. on April 8, 1999) by 16,547,706.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THIS EXCHANGE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 13, 1999

PRELIMINARY PROSPECTUS

     OFFER TO EXCHANGE COMMON STOCK OF WYNDHAM INTERNATIONAL, INC. FOR ALL
                        LIMITED PARTNERSHIP INTERESTS IN
             WYNDHAM INTERNATIONAL OPERATING PARTNERSHIP, L.P. AND
                 PATRIOT AMERICAN HOSPITALITY PARTNERSHIP, L.P.

                          WYNDHAM INTERNATIONAL, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON JUNE [  ], 1999, UNLESS EXTENDED.

    The exchange offer is being made in connection with the proposed issuance for cash of $1 billion of a new series of our preferred stock to investors including affiliates of each of Apollo Real Estate Management III, L.P., Apollo Management IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Beacon Capital Partners, L.P. and Rosen Consulting Group. The proceeds of the $1 billion equity investment will be used to settle our existing forward equity contracts, retire existing debt and provide additional working and growth capital.

    - EXCHANGE RATIOS. We are offering to exchange:

         -- One share of our registered common stock for each class A and class
            C preferred unit of limited partnership interest of the Wyndham partnership;

         -- One share of our registered common stock for each pair of units consisting of one class B preferred unit of limited partnership interest of the Wyndham partnership and one preferred unit of limited partnership interest of the Patriot partnership;

         -- .05 shares of our registered common stock for each common unit of limited partnership interest of the Wyndham partnership; and

         -- .95 shares of our registered common stock for each common unit of limited partnership interest of the Patriot partnership.

    - EXPIRATION DATE. The exchange offer will expire at 5:00 p.m., New York City time, on June [ ], 1999, unless we extend it.

    - TAX CONSEQUENCES. The exchange of your preferred units and common units of limited partnership interest of the Wyndham partnership and the Patriot partnership for our common stock in this exchange offer will generally qualify for tax-deferred treatment under Section 351 of the Internal Revenue Code. Nonetheless, some holders of units may recognize taxable gain if they exchange their units, and the amount of gain may be significant.

    - WITHDRAWAL RIGHTS. You may withdraw your tendered units of limited partnership interest from the exchange offer at any time before it expires.

    - CONDITIONS. We may postpone, terminate or amend the exchange offer if limited partners, other than Wyndham International, Inc. and PAH LP, Inc., holding more than 1.7 million of the outstanding units of limited partnership interest in each of the Wyndham partnership and the Patriot partnership do not tender. If the requisite number of units of limited partnership interest are not exchanged, the investors will not be required to close the $1 billion equity investment in Wyndham. In addition, holders of units of the Wyndham partnership and the Patriot partnership who do not exchange their units for shares will continue to be subject to the limitations imposed by the limited partnership agreements, including restrictions on transfer.

    - USE OF PROCEEDS. We will not receive any cash proceeds from the exchange offer.

    The boards of directors of each of Wyndham International, Inc. and Patriot American Hospitality, Inc. recommend that you exchange your units of limited partnership interest in the Wyndham partnership and the Patriot partnership in the exchange offer.

    Our common stock is currently paired with the common stock of Patriot American Hospitality, Inc. The paired common stock is listed for trading on the New York Stock Exchange under the symbol "PAH." On April 12, 1999, the last reported sale price of the paired common stock was $4 9/16 per paired share.

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE DISTRIBUTED IN THE EXCHANGE OFFER OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Where You May Find More Information........................................................................         iii

Summary....................................................................................................           1
  Overview of Wyndham and Patriot..........................................................................           1
  The proposed $1 billion investment and the restructuring of Wyndham and Patriot..........................           1
  The Exchange Offer.......................................................................................           2

Risk Factors...............................................................................................           5
  If you do not exchange your units, you will continue to be subject to restrictions on redemption and
    transfer contained in the limited partnership agreements...............................................           5
  You may recognize taxable gain if you exchange your units for our common stock...........................           5
  If Wyndham does not complete the $1 billion equity investment, there may be negative consequences........           5
  The $1 billion investment will dilute net income per share of Wyndham and Patriot common stock...........           5
  The conversion price of the preferred stock to be sold to the investors is subject to potential downward
    adjustment which could dilute the interests of Wyndham stockholders....................................           6
  Sales relating to existing forward equity contracts could have dilutive effects on our capital stock.....           6
  Patriot will pay higher federal income taxes after the restructuring of Wyndham and Patriot..............           7

Note Regarding Forward-Looking Statements..................................................................           8

Wyndham and Patriot........................................................................................           9
  The current structure of Wyndham and Patriot.............................................................           9
  Business strengths.......................................................................................           9
  Business strategy........................................................................................           9
  Internal growth..........................................................................................          10
  External growth..........................................................................................          10
  Current business challenges..............................................................................          11

The Investment and the Restructuring.......................................................................          12
  The $1 billion equity investment.........................................................................          12
  The restructuring........................................................................................          12
  Indebtedness.............................................................................................          12

Use of Proceeds............................................................................................          13

The Exchange Offer.........................................................................................          14
  General..................................................................................................          14
  Purposes of the exchange offer...........................................................................          14
  Terms of the exchange offer..............................................................................          14
  Expiration Date; extension; amendments...................................................................          15
  Procedure for tendering preferred units and common units.................................................          15
  Terms and conditions of the letter of transmittal........................................................          16
  Withdrawal rights........................................................................................          16
  Acceptance of preferred units and common units for exchange; delivery of common stock....................          17
  Conditions of the exchange offer.........................................................................          18
  Dissenters' rights.......................................................................................          19
  Exchange agent...........................................................................................          19
  Transfer taxes...........................................................................................          19

                                                                                                                PAGE
                                                                                                                -----
  Consequences of failure to exchange......................................................................          19

Description of Capital Stock...............................................................................          20
  Common stock.............................................................................................          20
  Preferred stock..........................................................................................          20
  Transfer agent...........................................................................................          21
  Comparison of ownership of units and common stock........................................................          22

Certain Federal Income Tax Consequences....................................................................          27
  Federal income tax treatment of the exchange.............................................................          27
  Tax consequences to unitholders who exchange units.......................................................          27
  Tax consequences to unitholders who do not exchange all of their units...................................          32

Legal Matters..............................................................................................          33

Experts....................................................................................................          33

                      WHERE YOU MAY FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 with respect to the shares of our common stock being offered in the exchange offer. We also file annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read and copy the registration statement or any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available from the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and from the Internet site maintained by the SEC at http://www.sec.gov.

    This prospectus, which constitutes part of the registration statement, omits important information that you can find in our registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" in this prospectus other information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration of the exchange offer.

        1. Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal year ended December 31, 1998;

        2. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated: (a) January 5, 1998 (filed January 13, 1998); (b) February 9, 1998 (filed February 12, 1998); (c) March 23,
    1998 (filed March 30, 1998); (d) April 2, 1998 (filed April 8, 1998); (e)
    April 20, 1998 (filed April 22, 1998); (f) May 27, 1998, as amended (filed May 27, 1998 and May 28, 1998); (g) June 2, 1998, as amended (filed June 17, 1998, August 6, 1998 and March 26, 1999); (h) November 9, 1998, as amended (filed November 9, 1998 and November 10, 1998); (i) November 30, 1998 (filed November 30, 1998); (j) December 16, 1998 (filed December 16, 1998); (k) December 16, 1998 (filed December 18, 1998); (l) December 20, 1998 (filed December 22, 1998); (m) January 29, 1999 (filed February 4, 1999); (n) February 16, 1999 (filed February 16, 1999); (o) March 2, 1999 (filed March 2, 1999); (p) February 26, 1999 (filed March 3, 1999); (q) March 26, 1999
    (filed March 26, 1999); and (r) March 26, 1999 (filed March 29, 1999); and

        3. The description of the paired shares of Patriot common stock and Wyndham common stock contained or incorporated by reference in Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s Registration Statement on Form 8-A, including any amendments thereto.

    We have filed each of these documents with the SEC and they are available from the SEC's Internet website and public reference room described above. You may also obtain a copy of these filings, but generally not the exhibits filed with them, at no cost, by writing or calling us at the following address: 1950 Stemmons Freeway, Suite 6100, Dallas, TX 75207, Attention: Shareholder Relations (Telephone No. 214-863-1000).

    YOU SHOULD REQUEST DOCUMENTS AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER TO ENSURE TIMELY DELIVERY. You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO MORE FULLY UNDERSTAND THE EXCHANGE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE "RISK FACTORS" SECTION STARTING ON PAGE 5. FOR ADDITIONAL INFORMATION REGARDING WYNDHAM AND PATRIOT, YOU SHOULD READ THE DOCUMENTS THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION LISTED UNDER THE CAPTION "WHERE YOU MAY FIND MORE INFORMATION" ON PAGE III.

OVERVIEW OF WYNDHAM AND PATRIOT

    Wyndham International, Inc. and Patriot American Hospitality, Inc. comprise a fully integrated and branded hotel enterprise which currently has an aggregate hotel portfolio of 471 hotel properties, primarily in the luxury and upscale division, with over 106,000 rooms in the United States, Canada, the Caribbean and Europe. The following table sets forth some key operating statistics of Wyndham and Patriot for the years ended December 31, 1997 and December 31, 1998, as well as comparable information for the upscale hospitality sector in general, as reported by PricewaterhouseCoopers in the publication HOSPITALITY DIRECTIONS:

                                                 WYNDHAM-BRANDED PORTFOLIO              UPSCALE HOSPITALITY SECTOR
                                          ---------------------------------------  -------------------------------------
                                          YEAR ENDED   YEAR ENDED                  YEAR ENDED   YEAR ENDED
                                           12/31/97     12/31/98      % CHANGE      12/31/97     12/31/98     % CHANGE
                                          -----------  -----------  -------------  -----------  -----------  -----------
Average Daily Room Rate.................   $   99.01    $  107.79           7.9%    $   88.95    $   93.22          4.8%
Average Occupancy.......................        69.5%        70.3%          1.2%         71.3%        71.1%        (0.2%)
Average Revenue per Available Room......   $   68.81    $   75.12           9.2%    $   63.44    $   66.25          4.4%

Wyndham and Patriot are focused on developing their proprietary brands, including Wyndham and Grand Bay Hotels & Resorts. Wyndham's and Patriot's primary growth strategy is to continue to develop their proprietary brands by increasing distribution, generating greater customer awareness, building brand loyalty and maintaining customer satisfaction.

    Our principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, TX 75207 (Telephone No. 214-863-1000).

THE PROPOSED $1 BILLION INVESTMENT AND THE RESTRUCTURING OF WYNDHAM AND PATRIOT

    On February 18, 1999, Wyndham, Patriot, the Wyndham partnership and the Patriot partnership and affiliates of each of Apollo Real Estate Management III, L.P., Apollo Management IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Beacon Capital Partners, L.P. and Rosen Consulting Group entered into a securities purchase agreement under which these investors will purchase $1 billion of a new series of our preferred stock. Wyndham and Patriot have also received financing commitments for a $2.45 billion credit facility to be put in place when the $1 billion equity investment is made. We currently plan to use the proceeds from these transactions to settle forward equity contracts and related price adjustment mechanisms relating to 13.3 million shares of Wyndham and Patriot common stock, to repay indebtedness, and for working capital purposes.

    As a condition to the $1 billion equity investment, Wyndham and Patriot are required to restructure their existing organization. Under the planned restructuring, a subsidiary of Wyndham will merge with Patriot and Patriot will become a wholly-owned subsidiary of Wyndham. In the merger, Wyndham will issue new shares of Wyndham common stock in exchange for the then outstanding Patriot common stock and Patriot series A preferred stock. Additionally, the agreement between Wyndham and Patriot requiring the pairing of their common stock will terminate, Patriot's status as a real estate investment trust will terminate effective January 1, 1999 and Patriot will become a taxable corporation as of that date. Immediately before the merger, Wyndham and Patriot will also effect reverse stock splits of their currently outstanding paired shares of common stock. The effect of the reverse stock splits and the merger will be that each stockholder will hold a number of shares of Wyndham common stock immediately after these transactions equal to the number of paired shares that the holder held, or could have received upon conversion, immediately before these transactions.

    This exchange offer is a condition to, and is being made in connection with, the proposed restructuring and $1 billion equity investment. It is also a condition to the $1 billion equity investment that we obtain the consents of the limited partners of the Wyndham partnership and the Patriot partnership to amend and restate their limited partnership agreements. The $1 billion equity investment, the restructuring and related transactions are subject to a number of other conditions, including approval by the stockholders of Wyndham and Patriot.

    In connection with these transactions, our board of directors will be restructured to consist initially of eight "Class A" directors designated by the existing members of our board of directors, eight "Class B" directors designated by the investors, and three "Class C" directors to be mutually agreed upon by the investors and the existing board members.

THE EXCHANGE OFFER

Eligible Limited Partners.......  All third party limited partners of the Wyndham partnership and the Patriot partnership may participate in the exchange offer. Neither Wyndham, the general partner
                                  and a limited partner of the Wyndham partnership, nor PAH
                                  LP, Inc., a subsidiary of Patriot and a limited partner of the Patriot partnership, are eligible to participate in
                                  the exchange offer.

The Exchange Ratios.............  We are offering to exchange:

                                  - one share of our registered common stock for each class
                                  A and class C preferred unit of limited partnership
                                    interest of the Wyndham partnership;

                                  - one share of our registered common stock for each pair
                                  of units consisting of one class B preferred unit of
                                    limited partnership interest of the Wyndham partnership
                                    and one preferred unit of limited partnership interest
                                    of the Patriot partnership;

                                  - .05 shares of our registered common stock for each
                                  common unit of limited partnership interest of the Wyndham partnership; and

                                  - .95 shares of our registered common stock for each
                                  common unit of limited partnership interest of the Patriot partnership.

                                  As of April 12, 1999, there were issued and outstanding
                                  784,377 class A preferred units, 1,324,804 class B
                                  preferred units, 586,814 class C preferred units and
                                  13,845,711 common units of limited partnership interest of the Wyndham partnership held by third parties. In
                                  addition, there were issued and outstanding 1,324,804
                                  preferred units and 13,845,711 common units of limited
                                  partnership interest of the Patriot partnership held by
                                  third parties. Also, as of April 12, 1999, there were
                                  issued and outstanding 239,745,736 paired shares
                                  (including 80,668,164 paired shares held as collateral by
                                  the counterparties to our foward equity contracts).

                                  For a comparison of terms of the preferred units and
                                  common units of the Wyndham partnership and the Patriot
                                  partnership and our common stock, see "--Comparison of
                                  Preferred Units, Common Units and Common Stock."

                                  We will accept all preferred units and common units
                                  validly tendered and not validly withdrawn before the
                                  expiration date. We will pay you cash instead of issuing
                                  fractional shares of our common stock.

Purposes of the Exchange
  Offer.........................  The principal purpose of the exchange offer is to simplify our capital structure and provide limited partners of the
                                  Wyndham partnership and the Patriot partnership, other
                                  than Wyndham and PAH LP, Inc., the opportunity to exchange their units for our registered securities without being
                                  subject to the restrictions on redemption and transfer in
                                  the limited partnership agreements. We anticipate that the exchange may be made on a tax-deferred basis for some
                                  holders. In addition, the $1 billion equity investment is
                                  conditioned upon the completion of the exchange offer.

Recommendation..................  The boards of directors of each of Wyndham and Patriot recommend that you exchange your units of limited
                                  partnership interest in compliance with the terms of the
                                  exchange offer.

Consequences of Failure to
  Exchange......................  Holders of preferred units or common units of the Wyndham partnership or the Patriot partnership who do not exchange their preferred units or common units for shares of our
                                  common stock in the exchange offer or whose preferred
                                  units or common units are not accepted for exchange will
                                  continue to hold those units and will be subject to all of the limitations of the units, including the restrictions
                                  on redemption and transfer, and could be subject to
                                  additional limitations if the limited partnership
                                  agreements are amended and restated as proposed.

                                  The investors' obligation to make the $1 billion equity
                                  investment is conditioned on the completion of the
                                  exchange offer. As a result, the failure to complete the
                                  exchange offer could result in the investors not making
                                  the $1 billion equity investment.

Expiration Date.................  The exchange offer will expire at 5:00 p.m., New York City time, on June [  ], 1999, unless we extend it.

Exchange Date...................  We will accept the preferred units and common units of the
                                  Wyndham partnership and the Patriot partnership for
                                  exchange on the expiration date. We will issue our common
                                  stock promptly after that date.

Conditions of the Exchange
  Offer.........................  We may postpone, terminate or amend the exchange offer if limited partners of the Wyndham partnership other than
                                  Wyndham holding more than 1.7 million units of limited
                                  partnership interest do not tender their units or if
                                  limited partners of the Patriot partnership other than PAH
                                  LP, Inc. holding more than 1.7 million units of limited
                                  partnership

                                  interest do not tender their units. In addition, holders
                                  tendering class B preferred units of limited partnership
                                  interest of the Wyndham partnership must tender such units with a corresponding number of preferred units of limited
                                  partnership interest of the Patriot partnership.

                                  Completion of the exchange offer is also conditioned on
                                  completion of the other steps of the restructuring,
                                  including the merger of a subsidiary of Wyndham with
                                  Patriot. The exchange offer is not conditioned on the
                                  completion of the $1 billion equity investment.

                                  Other customary conditions also apply to the exchange
                                  offer. We may waive any of these other customary
                                  conditions.

Withdrawal Rights...............  You may withdraw your preferred units or common units from the exchange offer at any time before 5:00 p.m., New York
                                  City time, on the expiration date.

Federal Income Tax
  Consequences..................  The exchange of your preferred units and common units of limited partnership interest of the Wyndham partnership or the Patriot partnership for our common stock in this
                                  exchange offer will generally qualify for tax-deferred
                                  treatment under Section 351 of the Internal Revenue Code.
                                  Depending on your individual circumstances, however, you
                                  may recognize income or gain, and the amount of income or
                                  gain that you recognize may be significant. For a more
                                  detailed discussion of the United States federal income
                                  tax consequences relevant to the exchange offer, see
                                  "Certain Federal Income Tax Consequences."

Use of Proceeds.................  We will not receive any cash proceeds from the issuance of common stock in the exchange offer.

No Dissenters' Rights...........  You do not have any appraisal or dissenters' rights in connection with the exchange offer under Delaware law or
                                  under the existing limited partnership agreements of the
                                  Wyndham partnership or the Patriot partnership.

Exchange Agent..................  We will act as the exchange agent for the exchange offer.

                                  RISK FACTORS

IF YOU DO NOT EXCHANGE YOUR UNITS, YOU WILL CONTINUE TO BE SUBJECT TO
  RESTRICTIONS ON REDEMPTION AND TRANSFER CONTAINED IN THE LIMITED PARTNERSHIP AGREEMENTS.

    If you do not exchange your preferred units or common units of the Wyndham partnership or the Patriot partnership for shares of our common stock in the exchange offer, your units will continue to be subject to the limitations and restrictions on voting, redemption and transfer contained in the agreements of limited partnership of the Wyndham partnership and the Patriot partnership. Neither the preferred units nor the common units have been registered under the Securities Act of 1933 or any state securities laws and neither may be offered, sold or otherwise transferred except in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities laws. In addition, holders who do not exchange their units may be subject to additional restrictions if the limited partnership agreements are amended and restated.

YOU MAY RECOGNIZE TAXABLE GAIN IF YOU EXCHANGE YOUR UNITS FOR OUR COMMON STOCK

    Although the exchange generally will qualify for tax-deferred treatment under Section 351 of the Internal Revenue Code, under several circumstances particular unitholders could recognize income or gain when they exchange their units (for example as a result of having a share of partnership liabilities in excess of tax basis, at-risk recapture and the application of Section 304 of the Internal Revenue Code). The amount of the gain and the taxes that you must pay on that gain may exceed the value of the Wyndham common stock you receive. For a more detailed description of the amount and kind of taxable gain that you may recognize, see "Certain Federal Income Tax Consequences." The taxation of dispositions of partnership interests is, however, a complex subject, and the application of these rules to the exchange offer will depend on your individual circumstances. WE STRONGLY ENCOURAGE YOU TO CONSULT WITH YOUR TAX ADVISORS REGARDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, AND WHICH UNITS OF LIMITED PARTNERSHIP INTEREST YOU SHOULD TENDER FOR EXCHANGE.

IF WYNDHAM DOES NOT COMPLETE THE $1 BILLION EQUITY INVESTMENT, THERE MAY BE
  NEGATIVE CONSEQUENCES.

    In the event that Wyndham stockholders do not approve the $1 billion equity investment or in the event that the investment is not made, there will be several potential negative consequences:

    - If the $1 billion equity investment is not made on or prior to June 30, 1999, approximately $1.0 billion of debt will mature. Patriot and Wyndham would have to raise capital from another source or sell assets to produce proceeds sufficient to pay these debt maturities.

    - If the $1 billion equity investment is not made, Patriot and Wyndham may have to sell significant amounts of assets, including resort properties or Wyndham-managed properties in major cities, to meet debt maturities. Such sales could negatively impact our strategy to expand our brand recognition and build our hotel portfolio.

    - If the $1 billion equity investment is not made, we would have to secure other sources of capital to fund our hotel development programs. In the absence of available capital, we may have to terminate or reduce our development activities. Any termination of development activities may result in our forfeiture of deposits or other funds.

THE $1 BILLION INVESTMENT WILL DILUTE NET INCOME PER SHARE OF WYNDHAM AND
  PATRIOT COMMON STOCK

    The $1 billion equity investment will have a dilutive effect on net income per paired share of Wyndham and Patriot common stock. On a pro forma basis, assuming completion of the reverse stock splits, the merger of Patriot with a Wyndham subsidiary and the $1 billion equity investment (at the number of shares of Wyndham common stock initially issuable upon conversion of the preferred stock issued in the $1 billion equity investment), Wyndham and Patriot would have a net loss per paired share of $(1.33) for the year ended December 31, 1998, as compared to an historical net loss per paired share of $(2.57) for the year ended December 31, 1998. The issuance of additional shares of preferred stock to the investors in payment of dividends over at least the first six years following the completion of the $1 billion equity investment will also have a dilutive effect on net income per paired share.

THE CONVERSION PRICE OF THE PREFERRED STOCK TO BE SOLD TO THE INVESTORS IS
  SUBJECT TO POTENTIAL DOWNWARD ADJUSTMENT WHICH COULD DILUTE THE INTERESTS OF WYNDHAM STOCKHOLDERS

    The preferred stock to be sold to the investors has an initial conversion price of $8.59 per share of common stock. However, this conversion price is subject to downward adjustment in the event Wyndham and Patriot are required to indemnify the investors under the terms of the securities purchase agreement relating to the $1 billion equity investment. Wyndham and Patriot will have to indemnify the investors in a number of circumstances, including:

    - upon breaches of the representations, warranties and covenants of Wyndham and Patriot in the securities purchase agreement relating to the $1 billion equity investment;

    - upon the incurrence by Wyndham and Patriot of specified costs relating to the completion of their restructuring and relating to stockholder litigation or sales of paired shares issued as collateral under the forward equity contracts with net proceeds to Wyndham and Patriot of less than $8.75 per share; and

    - in the event Wyndham's management agreement for the Wyndham Anatole hotel is terminated prior to May 10, 2004 because of Wyndham's termination of an executive officer specified in the management agreement.

    The conversion price will be adjusted in connection with most losses by an amount equal to the amount of the loss above applicable baskets divided by 167,025,942. For example, a $100 million loss above applicable baskets by Wyndham and Patriot would result in a conversion price adjustment of approximately $0.60 and the conversion price, as adjusted, would then equal $7.99.

    Adjustments to the conversion price for breaches of representations and warranties, special costs related to the restructuring, stockholder litigation and the Wyndham Anatole hotel management agreement termination are subject to a maximum amount of approximately $2.27 per share. In order for the total conversion price adjustments relating to indemnification to equal $2.27, Wyndham and Patriot would generally have to incur approximately $380 million in losses above applicable baskets. There is no maximum amount of conversion price adjustments relating to breaches of covenants or to sales of paired shares by the counterparties to the forward equity contracts.

SALES RELATING TO EXISTING FORWARD EQUITY CONTRACTS COULD HAVE DILUTIVE EFFECTS
  ON OUR CAPITAL STOCK

    We are parties to forward equity contracts with three counterparties involving the sale of an aggregate of 13.3 million paired shares, with related price adjustment mechanisms. Our aggregate obligation under the forward equity contracts was approximately $319.7 million at April 12, 1999. As of such date, we have delivered an aggregate of 80,668,164 paired shares to the counterparties as collateral in addition to 3,962,358 paired shares that were paid as dividends on the collateral shares and approximately 12.5 million paired shares currently owned by the counterparties or their affiliates.

    We currently intend to settle in full all of the forward equity contracts with a portion of the cash proceeds of the $1 billion equity investment. If we settle the forward equity contracts in cash, the counterparties must deliver to us all paired shares then owned by them or held by them as collateral under the forward equity contracts.

    On February 28, 1999, all three counterparties agreed, subject to specified conditions, not to require settlement under their respective forward equity contracts or to sell paired shares in connection with the forward equity contracts until the earlier of (a) the closing of the $1 billion equity investment and (b) June 30, 1999. The agreements provided that the standstill obligations would terminate if, among other events, the price of the paired shares fell to or below a specified threshold. As of the date of this prospectus, the price of paired shares has fallen below each of the respective thresholds. As a result, each of the counterparties has the right to require an immediate settlement of its forward equity transaction.

    As of the date of this prospectus, none of the counterparties has indicated that it intends to sell paired shares or require settlement of its forward equity contract; however, we cannot assure you that they will not sell paired shares or require settlement in the future.

    We may settle the forward equity contracts by delivering either cash or paired shares. Generally, we may settle by delivering paired shares only if a registration statement covering such paired shares is effective. There are currently effective registration statements covering the sale by the three counterparties of up to 40 million paired shares and the sale by UBS of an additional 4 million paired shares in connection with the forward equity contracts. We cannot assure you that these registration statements will remain effective. Additionally, we plan to file a registration statement to register the sale of approximately $63 million additional paired shares held as collateral by the counterparties. This registration statement is not yet effective and we cannot assure you that it will become effective. We cannot assure you that these registration statements will remain effective or that we will not be required to register more paired shares in connection with the forward equity transactions.

    Sources of cash would not currently be available for us to make the payments. Moreover, we cannot assure you that our bank lenders would consent to any cash settlements prior to the closing of the $1 billion equity investment.

    In addition, given the current market price of the paired shares, any settlement in paired shares would have severely dilutive effects on our capital stock. The dilutive effects increase in the event that the market price of the paired shares decreases as the result of sales of paired shares by the forward equity counterparties. If any of the counterparties sells paired shares, the conversion price of the preferred stock to be issued to the investors will be adjusted downward to the extent that the price recognized by us on the sale is less than $8.75 per paired share.

PATRIOT WILL PAY HIGHER FEDERAL INCOME TAXES AFTER THE RESTRUCTURING OF WYNDHAM
  AND PATRIOT

    In connection with the investors' $1 billion equity investment and the related restructuring, Patriot will convert from a real estate investment trust to a taxable corporation. As a result, Patriot will be subject to tax, including any applicable alternative minimum tax, on its taxable income at corporate rates, although Wyndham and Patriot will be eligible to file a consolidated federal income tax return.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements include statements regarding the intent, belief or current expectations of Wyndham, Patriot and their management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause Wyndham's and Patriot's actual results to differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:

    - the availability of debt and equity financing on terms and conditions favorable to Wyndham and Patriot;

    - the willingness of Wyndham's and Patriot's lenders to refinance, extend or amend the terms of existing indebtedness;

    - the willingness of the counterparties to Wyndham's and Patriot's forward equity contracts to refrain from selling paired shares of Wyndham and Patriot common stock held by them as collateral under those agreements;

    - costs incurred in connection with the restructuring of Wyndham and Patriot;

    - Wyndham's and Patriot's ability to effect sales of assets on favorable terms and conditions;

    - risks associated with the hotel industry and real estate markets in general; and

    - other factors detailed in this prospectus under the caption "Risk
      Factors."

                              WYNDHAM AND PATRIOT

THE CURRENT STRUCTURE OF WYNDHAM AND PATRIOT

    Wyndham and Patriot comprise a fully integrated and branded hotel enterprise which currently has an aggregate hotel portfolio of 471 hotel properties with over 106,000 rooms in the United States, Canada, the Caribbean and Europe. Wyndham and Patriot are engaged in the ownership, management, leasing and franchising of hotels and resorts, primarily in the luxury and upscale segments. Wyndham and Patriot are focused on integrating their acquired properties and operating companies and are developing their proprietary brands, Wyndham, Grand Bay Hotels & Resorts, and Summerfield Suites. Wyndham and Patriot intend to continue to develop and build brand recognition of their products by increasing distribution, generating greater customer awareness, building brand loyalty and maintaining customer satisfaction.

    Wyndham and Patriot currently operate as a paired share real estate investment trust consisting of Patriot, a real estate investment trust which owns and leases hotel properties, and Wyndham, an operating company which manages hotel properties, including properties leased from Patriot. Each of Wyndham and Patriot conduct a substantial portion of their business through subsidiary partnerships, the Patriot partnership and the Wyndham partnership, respectively. Additionally, Wyndham and Patriot conduct a portion of their business through taxable corporate subsidiaries. Patriot owns the non-voting stock of the corporate subsidiaries and Wyndham owns the voting stock of these entities. The common stock of Patriot and Wyndham are paired and trade together as a single unit.

BUSINESS STRENGTHS

    STRONG BRAND NAMES. Our brands all have at least a 15 year history and we believe that the Wyndham, Grand Bay and Summerfield brands are highly recognized in the industry. We have established our leading brands primarily by providing high quality properties, a high level of customer service, and reliability. The strong Wyndham brand encompasses multiple products including Wyndham Hotels and Resorts, Wyndham Gardens and Wyndham Grand Heritage, and enables us to cross-sell properties within each market. Additionally, Patriot recently acquired the Golden Door Spa which it plans to expand throughout the Grand Bay properties.

    ECONOMIES OF SCALE. As Wyndham and Patriot have increased in size, both companies have been able to realize cost savings at the local, national and corporate levels. We have been able to consolidate common functions between multiple properties located in one city or region which may include sales functions, laundry and other guest services, maintenance contracts and property-level management. Nationally, as one of the largest owner-operators of hotels, we benefit from greater purchasing and negotiating power when addressing company-wide insurance, marketing, and other hotel services. We believe that additional cost savings may be realized through further centralization of accounting, finance, administrative and procurement programs.

    GEOGRAPHICALLY DIVERSE OPERATIONS. Wyndham and Patriot have assembled a geographically diverse portfolio in order to create more consistent and stable operating performance and provide insulation from regional downturns. Properties and operations are spread throughout the United States, Canada, the Caribbean and Europe. We and Patriot target locations that most often are difficult to duplicate in primary locations near urban centers, airports, new office parks, and resort/convention centers.

BUSINESS STRATEGY

    Our growth strategy is to develop our proprietary hotel brands by increasing distribution, generating greater customer awareness, building brand loyalty, and maintaining customer satisfaction.

INTERNAL GROWTH

    SELECTIVELY REBRAND EXISTING OWNED HOTELS. In certain hotels that meet our quality standards and strategic brand objectives, we will replace the existing hotel manager with Wyndham management and convert the hotel to the Wyndham or another proprietary brand. By converting these hotels to a proprietary brand, we seek to broaden our brand distribution network. Demonstrating the strength of the Wyndham brand name, the average daily rate for our upscale properties was $107.79 for the year ended December 31, 1998, compared to the industry average of $93.22 for the same period. Accordingly, we anticipate that additional non-Wyndham branded hotels acquired in the future and converted to the Wyndham brand should achieve higher occupancy rates and average room rates than has previously been the case as those hotels begin to benefit from Wyndham's brand recognition, centralized reservation system and group rate pricing.

    LEVERAGE PROPRIETARY BRAND NAMES AND LARGE SCALE. We believe that our size and distribution network open significant new revenue opportunities. In 1999, our advertising budget will be approximately three times larger than it had been in any prior single fiscal year. This $23 million effort will be focused on group/business travelers who currently comprise 45% of our business and high-end leisure travelers. The concept of a strong Wyndham brand encompassing multiple products will be a simple and effective message to market the companies. Further, by adding properties to markets where only one of our other properties previously existed, we have gained the ability to move customers to different locations within the same market. This is particularly important to developing a diverse customer profile as group business can be redirected to other of our other properties. An additional benefit of an expanded hotel property network has been our success in securing 500 national corporate accounts while reducing per guest marketing costs.

    STRENGTHENING CUSTOMER LOYALTY. We have been focused on strengthening consumer loyalty through the implementation of differentiating service trademarks. For example, we have been upgrading our information systems in order to compile meaningful guest profiles and to provide real-time guest recognition. These technological advances have enabled us to launch unique guest services such as comprehensive vacation planning for frequent guests. Additionally, we have successfully launched a program targeted at the female business traveler known as the "Women on Their Way" program. We are the preferred hotel company for the National Association of Women Business Owners, a national organization that serves as our advisor on developing products, services and amenities for the woman business or leisure traveler. A third example is our unique relationship with American Airlines whereby we are the only hotel chain that offers triple upgrades and miles to American Airlines frequent flyers.

EXTERNAL GROWTH

    SELECTIVELY DEVELOP AND ACQUIRE NEW HOTELS. We have extensive experience in acquiring and financing lodging properties and believe our industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets. We develop new hotels that meet our investment objectives, including enhancing the brand equity of our proprietary brands and achieving satisfactory investment returns. Such investments are concentrated on hotels for which we will retain long-term management and franchising through one of our proprietary brands.

    AUGMENT FRANCHISE PROGRAM. We intend to increase distribution of our proprietary brands through franchising new or existing hotels. To implement this franchising strategy, we have identified a small group of candidates that we believe are capable of developing and managing a multiple-franchise operation of ten or more Wyndham hotels. With the use of the proprietary reservation system and marketing and training programs used by our owned and operated hotels, we expect the franchising program to attract qualified franchisees and facilitate more expedient growth of our core brands. A further benefit of growing the franchise base is that diversified revenue sources from real estate ownership and operations reduces the down-side typically associated with real estate ownership during recessionary periods.

CURRENT BUSINESS CHALLENGES

    AGREEMENTS RELATING TO EXISTING CREDIT FACILITY. Our existing credit facility with The Chase Manhattan Bank, Chase Securities, Inc. and PaineWebber Real Estate consists of a $900 million revolving credit facility and a series of term loans in the aggregate amount of $1.8 billion. Interest rates on the existing credit facility are based on our leverage ratio and vary from 1.75% to 3.0% over LIBOR. Under the original terms of the credit facility, two of the term loans matured on January 31, 1999 ($350 million) and March 31, 1999 ($400 million). All of the requisite lenders under the credit facility have agreed to extend the maturity of these two term loans to June 30, 1999. If the investors do not make the $1 billion equity investment by June 30, 1999, or our agreement with the investors otherwise terminates, the maturity of these two term loans will be extended to March 31, 2000 and we will be required to secure the credit facility with mortgages and other security interests by June 30, 1999. We paid fees of $11.7 million to the lenders under the credit facility in connection with their agreement to extend the maturities of the term loans to June 30, 1999.

    INTERSTATE'S THIRD-PARTY HOTEL MANAGEMENT BUSINESS. In May 1998, Wyndham, along with Patriot and Interstate Hotels Company, entered into a settlement agreement with Marriott International, Inc. which addressed certain claims asserted by Marriott in connection with Patriot's then-proposed merger with Interstate. The settlement agreement provided for the dismissal of litigation brought by Marriott and allowed the completion of Patriot's merger with Interstate.

    In addition to dismissal of the Marriott litigation, the settlement agreement provides for three principal transactions:

    - our re-branding of ten Marriott hotels under the Wyndham name;

    - Marriott's assumption of the management of ten Marriott hotels formerly managed by Interstate for the remaining term of the Marriott franchise agreement; and

    - our divesture, through a spin-off of assets, of the third-party management business which was operated by Interstate.

    If we do not complete the spin-off by April 30, 1999, Marriott will be entitled to receive 110% of the fees otherwise due under the management contracts that they assume in the settlement. We will also be subject to additional penalties including Marriott's right to purchase, subject to third-party consents, the hotels to be submanaged by Marriott and six additional Marriott hotels owned by us at their then appraised values.

    Additionally, subject to any defenses we may have, we would owe Marriott liquidated damages with respect to the hotels converted to the Wyndham brand, those to be submanaged by Marriott, and the six additional Marriott hotels Marriott would have the option to purchase. We also anticipate that Marriott would require third-party owners of Marriott-branded hotels that we manage to replace us as manager of their hotels. As a result, each respective hotel would either: (1) lose the Marriott brand, at which time we would have to compensate Marriott for any lost franchise fees; or (2) terminate the management contract with us and enter into a contract with another manager. We would owe liquidated damages on any third-party Marriott-franchised hotel which chooses to convert its brand.

    FORWARD EQUITY CONTRACTS. You should read the description of our forward equity contracts under the caption "Risk Factors" beginning on page 5 for a description of the business challenges created by these financial instruments.

                      THE INVESTMENT AND THE RESTRUCTURING

THE $1 BILLION EQUITY INVESTMENT

    Wyndham and Patriot have entered into an agreement with investors including affiliates of Apollo Real Estate Management III, L.P., Apollo Management IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Beacon Capital Partners, L.P., and Rosen Consulting Group providing for a $1 billion equity investment and related restructuring of the two companies. Wyndham and Patriot have also received a financing commitment for a $2.45 billion credit facility to be put in place upon the completion of the $1 billion equity investment. For a description of the preferred stock to be issued in the $1 billion equity investment, see "Description of Capital Stock--Preferred Stock." Wyndham and Patriot currently plan to use the proceeds from the investment to settle their forward equity contracts, to repay indebtedness and for working capital and growth purposes. For a description of the financing commitments, see "-- Indebtedness--New Credit Facility" and "--Increasing Rate Loans."

THE RESTRUCTURING

    As a condition to the completion of the $1 billion equity investment, we are required to complete a restructuring of our existing paired share real estate investment trust structure. In the restructuring, the following events will occur:

    - A wholly-owned subsidiary of Wyndham will merge with Patriot and Patriot will become a wholly-owned subsidiary of Wyndham.

    - Wyndham and Patriot will each effect a 20:1 reverse split of their common stock.

    - The agreement requiring the pairing of our common stock with Patriot's common stock will terminate.

    - Patriot will terminate its status as a real estate investment trust and become a taxable corporation effective January 1, 1999.

    - The non-voting stock of specified corporate subsidiaries held by the Patriot partnership will be transferred so that it will be owned directly by either Wyndham and/or Patriot.

    - As described in more detail in this prospectus, we will offer the third party limited partners in both the Wyndham partnership and the Patriot partnership an opportunity to exchange their limited partnership interests for Wyndham common stock.

    - We will offer the holders of Wyndham preferred stock an opportunity to exchange their preferred stock for Wyndham common stock.

    The effect of the reverse stock splits and the merger will be that each stockholder will hold a number of shares of Wyndham common stock immediately after these transactions equal to the number of paired shares that the holder held, or could have received upon conversion, immediately before these transactions.

INDEBTEDNESS

    NEW CREDIT FACILITY. Patriot has signed a commitment letter with Chase Securities Inc. and The Chase Manhattan Bank for senior credit facilities for Wyndham in the amount of $1.8 billion, comprised of a term loan facility and a revolving loan facility. Definitive agreements relating to this new credit facility are expected to be finalized at the same time that the $1 billion equity investment is completed. The Chase Manhattan Bank will act as the administrative agent and Chase Securities Inc. will act as the lead arranger for a syndicate of lenders which will provide us with $1 billion in term loans and up to $800 million under a revolving loan facility, of which a maximum of $560 million may be drawn at the time of the closing of the $1 billion equity investment. The term loan facility and the revolving facility carry terms of seven years and five years, respectively. Interest rates for this new credit facility are based upon LIBOR spreads varying from 1.25% to 3.00% per annum for the revolving loan facility and 2.75% to 3.75% per annum for the term loan facility, based both on our leverage ratio and on whether any increasing rate loans, described below, are outstanding. However, at our election, the term loans and revolving loans may instead bear interest at an alternative base rate plus the applicable spread. The alternative base rate is equal to the greater of The Chase Manhattan Bank's prime rate or federal funds rate plus 0.5%, and the alternative spread is 1.0% below the applicable LIBOR spread. Subject to limited agreed-upon exceptions, this new credit facility will be guaranteed by our domestic subsidiaries and will be secured by pledges of equity interests held by us and our subsidiaries. The proceeds from the term loan facility will be used to finance the restructuring of Wyndham and Patriot. The proceeds from the revolving loan facility will be used for working capital and general corporate purposes, although we may use up to $560 million in revolving loan proceeds to finance the restructuring of Wyndham and Patriot.

    INCREASING RATE LOANS. We also intend to enter into a $650 million increasing rate loan facility. We have signed a commitment letter with The Chase Manhattan Bank, Chase Securities, Inc., Bear Stearns & Co. Inc., and The Bear Sterns Companies Inc. providing that The Chase Manhattan Bank, The Bear Stearns Companies Inc. and a possible syndicate of other lenders will provide an increasing rate loan facility in the amount of up to $650 million. The increasing rate loan facility carries a term of five years. Interest rates for the increasing rate loan facility are based on LIBOR spreads and are initially set at 0.25% below the initial LIBOR spread on the term loan facility, but increase by 0.50% every three months, with a cap of LIBOR plus 4.75%. However, under other specified circumstances, interest accrues at an alternate rate equal to the rate borne by three-month treasury securities plus 1.0%, plus the applicable spread. The lenders under the increasing rate loan facility receive the benefit of the same guarantees and pledges of security provided under the new credit facility. The proceeds from the increasing rate loan facility will be used to finance the restructuring of Wyndham and Patriot.

    After the six month anniversary of the completion of the $1 billion equity investment, lenders transferring increasing rate loans may exchange the increasing rate loans for exchange notes carrying identical terms to the increasing rate loans. To the extent any increasing rate loans or exchange notes are outstanding 180 days after the completion of the $1 billion equity investment, we must by such date file and maintain a shelf registration statement with the Securities and Exchange Commission allowing the resale of any exchange notes outstanding thereafter. We may also offer registered substitute notes in exchange for all outstanding increasing rate loans and exchange notes.

    Our ability to borrow under our revolving facility is subject to our compliance with a number of customary financial and other covenants, including total leverage and interest coverage ratios, limitations on additional indebtedness, and limitations on investments and stockholder dividends.

    We have agreed to pay the agents and the lenders customary fees for a facility of this nature.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer.

    On April 9, 1999, the last reported sale price of the paired shares on the New York Stock Exchange was $4.75. On April 9, 1999, there were approximately 3,143 holders of record of the paired shares.

                               THE EXCHANGE OFFER

GENERAL

    Participation in the exchange offer is voluntary and holders of preferred units and common units of the Wyndham partnership and the Patriot partnership should carefully consider whether to accept. The boards of directors of each of Wyndham and Patriot recommend that you exchange your units of limited partnership interest in the exchange offer. Holders of preferred units and common units are urged to consult their financial and tax advisors in making their decisions on what action to take in light of their own particular circumstances.

    The exchange offer is open to all third party holders of preferred units and common units of the Wyndham partnership or the Patriot partnership. Neither Wyndham, the general partner and a limited partner of the Wyntham partnership, nor PAH LP, Inc., a wholly-owned subsidiary of Patriot and a limited partner of the Patriot partnership, are eligible to participate in the exchange offer.

PURPOSES OF THE EXCHANGE OFFER

    The principal purpose of the exchange offer is to simplify our capital structure and provide the holders of the preferred units and common units the opportunity to exchange their units for freely transferable shares of Wyndham common stock. Additionally, the $1 billion equity investment is conditioned upon the completion of the exchange offer.

    Upon completion of the exchange offer, all preferred units and common units of the Wyndham partnership and the Patriot partnership tendered, accepted and not withdrawn prior to the expiration date will be held by PAH LP, Inc., in the case of Patriot partnership units tendered, and held by Wyndham, in the case of Wyndham partnership units tendered.

TERMS OF THE EXCHANGE OFFER

    Wyndham is offering to exchange, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal:

    - one share of our registered common stock for each class A and class C preferred unit of limited partnership interest of the Wyndham partnership;

    - one share of our registered common stock for each pair of units consisting of one class B preferred unit of limited partnership interest of the Wyndham partnership and one preferred unit of limited partnership interest of the Patriot partnership;

    - .05 shares of our registered common stock for each common unit of limited partnership interest of the Wyndham partnership; and

    - .95 shares of our registered common stock for each common unit of limited partnership interest of the Patriot partnership.

    Wyndham will pay cash to exchanging holders of preferred units and common units in lieu of issuing fractional shares of common stock. The terms of the Wyndham common stock differ in certain respects from the terms of the preferred units and common units of the Wyndham partnership and the Patriot partnership for which it may be exchanged in this exchange offer. See "Description of Capital Stock--Common Stock" and "--Preferred Units."

    As of April 12, 1999, there were issued and outstanding approximately 784,377 class A preferred units, 1,324,804 class B preferred units, 586,814 class C preferred units and 13,845,711 common units of the Wyndham partnership. In addition, there were issued and outstanding 1,324,804 preferred units and 13,845,711 common units of the Patriot partnership.

    Tendering holders of preferred units and common units will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of preferred units and common units for Wyndham common stock in the exchange offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS

    The expiration date for the exchange offer is 5:00 p.m., New York City time, on June [ ], 1999, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date shall be the latest time and date on which the exchange offer, as so extended, shall expire. We reserve the right to extend the exchange offer at any time and from time to time by making a public announcement. There can be no assurance that we will exercise our right to extend the exchange offer. During any extension of the exchange offer, preferred units and common units of the Wyndham partnership and the Patriot partnership previously tendered and not withdrawn in the exchange offer will remain subject to the right of a tendering holder to withdraw its preferred units and common units. See "--Withdrawal Rights."

    We also expressly reserve the right, subject to applicable law:

    - to delay acceptance for exchange of any preferred units and common units of the Wyndham partnership or the Patriot partnership or terminate the exchange offer and not accept for exchange any preferred units or common units in the event that any of the conditions specified in "--Conditions of the Exchange Offer" below are not satisfied or waived by us or to comply with applicable law;

    - to waive any condition to the exchange offer and accept all preferred units and common units previously tendered under the exchange offer;

    - to amend the exchange offer in any respect; or

    - to terminate, cancel, withdraw or otherwise amend or modify the exchange offer at any time for any reason.

    If the exchange offer is so amended, the term "exchange offer" will mean the exchange offer as so amended. Our reservation of the right to delay acceptance for exchange of preferred units and common units is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Securities Exchange Act, which require that we pay the consideration offered or return the preferred units or common units deposited by or on behalf of unit holders promptly after the termination or withdrawal of the exchange offer.

    If we extend, delay, terminate or amend the exchange offer, we will make a public announcement of that fact as soon as practicable. We may choose any manner to make a public announcement of any extension, delay, termination or amendment of the exchange offer. We will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the exchange offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice we will issue no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURE FOR TENDERING PREFERRED UNITS AND COMMON UNITS

    Your tender to us of preferred units and common units of the Wyndham partnership or the Patriot partnership in compliance with the procedures described below and our acceptance of those units will constitute a binding agreement between you and us to exchange your units in compliance with the terms discussed in this prospectus and in the accompanying letter of transmittal. We first mailed this prospectus, together with the letter of transmittal, beginning [ ], 1999, to all holders of preferred units and common units of the Wyndham partnership or the Patriot partnership known to us.

    You may tender your preferred units or common units of the Wyndham partnership or the Patriot partnership by properly completing and signing the letter of transmittal and delivering it, and any other documents required by the letter of transmittal, to us at the address listed on the letter of transmittal on or before the expiration date. Since the preferred units and common units are not represented by any certificates, you are not required to deliver any certificates to tender your units.

    THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT YOUR ELECTION AND RISK. IF SENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND MAKE YOUR MAILING SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO US ON OR BEFORE THE EXPIRATION DATE.

    We will consider a tender as having been received on the date we receive your properly completed and signed letter of transmittal.

    We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of preferred units and common units of the Wyndham partnership or the Patriot partnership. Our determination will be final and binding. We reserve the absolute right to reject any preferred units or common units which you do not properly tender or if the acceptance for exchange of such units may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any preferred units or common units. Unless waived, any defects or irregularities in connection with tenders of preferred units or common units for exchange must be cured within a reasonable period of time. Neither we nor any other person will be under any duty to notify you of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The letter of transmittal contains the terms and conditions of the exchange offer.

    By tendering preferred units or common units of the Wyndham partnership or the Patriot partnership for exchange, you assign and transfer the preferred units or common units to Wyndham and irrevocably constitute and appoint us as your agent and attorney-in-fact to assign, transfer and exchange your units. You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the preferred units or common units and to acquire shares of Wyndham common stock issuable upon the exchange of your units, and that, when your units are accepted for exchange, we will acquire good and unencumbered title to your units, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. You also warrant that you will, upon request, execute and deliver any additional documents that we deem to be necessary or desirable to complete the exchange, assignment and transfer of your units. All authority conferred by you will survive your death or incapacity and all of your obligations will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

WITHDRAWAL RIGHTS

    You may withdraw your tender of preferred units and common units in the exchange offer at any time prior to 5:00 p.m., New York City time, on the exchange offer's expiration date.

    To be effective, we must receive your written, telegraphic, telex or facsimile transmission notice of withdrawal prior to the expiration date at the address listed on the letter of transmittal. A facsimile transmission must be confirmed by telephone and an original delivered by registered or certified mail or by guaranteed overnight delivery. Any notice of withdrawal must specify:

    - the person named in the letter of transmittal as having tendered preferred units and common units to be withdrawn;

    - the numbers of the preferred units and common units to be withdrawn;

    - a statement that you are withdrawing your election to have your preferred units or common units exchanged;

    - the name of the registered holder of such preferred units or common units; and

    - the name to be credited with the withdrawn preferred units and common units.

    A notice of withdrawal must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the preferred units and common units being withdrawn. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

    Any preferred units or common units withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. We will credit any preferred units or common units which have been tendered for exchange but which are not exchanged for any reason to an account specified by you as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn preferred units or common units by following one of the procedures described under "--Tender Procedure" above, at any time on or prior to the expiration date.

    THE WITHDRAWAL OF TENDERED PREFERRED UNITS OR COMMON UNITS WILL BE DEEMED TO BE A REJECTION OF THE EXCHANGE OFFER.

ACCEPTANCE OF PREFERRED UNITS AND COMMON UNITS FOR EXCHANGE; DELIVERY OF COMMON
  STOCK

    Upon the satisfaction or waiver of all the terms of the exchange offer, we will accept for exchange on the exchange offer's expiration date all preferred units and common units validly tendered and not withdrawn. We will issue the shares of Wyndham common stock as promptly as practicable after the expiration date.

    We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance of the preferred units or common units in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular preferred units or common units not properly tendered or not to accept any particular preferred units or common units if acceptance might, in our judgment or the judgment of our counsel, be unlawful. We reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular preferred units or common units either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender preferred units or common units in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular preferred units or common units either before or after the expiration date, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with your tender of preferred units or common units for exchange within a reasonable period of time and in any event before the expiration date. Neither we nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of preferred units or common units for exchange, nor will we or any other person incur any liability for failure to give any notification.

CONDITIONS OF THE EXCHANGE OFFER

    We are not required to accept for exchange, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act, exchange and issue shares of common stock for any preferred units and common units tendered. Rule 14e-1(c) relates to our obligation to exchange and issue shares of common stock for or return tendered preferred units and common units promptly after termination of the exchange offer. We may postpone the acceptance for exchange of, or the exchange and issuance of shares of common stock for, preferred units and common units tendered and to be exchanged and may terminate or amend the exchange offer if:

    - third party limited partners holding more than 1.7 million Wyndham partnership units do not tender;

    - third party limited partners holding more than 1.7 million Patriot partnership units do not tender;

    - with respect to class B preferred units of limited partnership interest of the Wyndham partnership and preferred units of limited partnership interest of the Patriot partnership only, third party holders of class B preferred units of limited partnership interest of the Wyndham partnership do not tender such units together with a corresponding number of preferred units of limited partnership interest of the Patriot partnership; or

    - the general conditions described below are not satisfied.

    All of the general conditions to the exchange offer will be deemed to have been satisfied unless any of the following events occurs on or after the date of this prospectus and prior to the expiration date:

    - any change (or any condition, event or development involving a prospective change) has occurred or been threatened in our business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects, or in the general economic or financial market conditions in the United States or abroad, which is or, in our reasonable judgment, may be, materially adverse to us or our stockholders or to the value of the preferred units and common units or there has been a significant decrease in the market price of or trading in the paired common stock, or we have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the preferred units and common units or with respect to the contemplated benefits to us of the exchange offer; or

    - there is threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the exchange offer or our acquisition of any preferred units and common units, or seeking to obtain any material damages as a result of or related to the exchange offer, or otherwise adversely affecting us or the value of the preferred units and common units, which makes it inadvisable to proceed with the exchange offer, the acceptance for exchange of preferred units and common units or the issuance of the shares of common stock in the exchange offer.

    All of the conditions listed above are for our sole benefit, and we may assert any of them regardless of the circumstances giving rise to such condition. We may waive any condition, in whole or in part, at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the rights listed above will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the conditions listed above will be final and binding.

    If any of the conditions to the exchange offer are not satisfied, we may, subject to applicable law:

    - terminate the exchange offer;

    - extend the exchange offer; or

    - waive the unsatisfied conditions with respect to the exchange offer and accept all preferred units and common units tendered pursuant to the exchange offer.

    In addition, we reserve the right to amend or modify any or all of the terms of the exchange offer at any time for any reason.

DISSENTERS' RIGHTS

    You do not have any appraisal or dissenters' rights under Delaware law or under the agreements of limited partnership of the Wyndham partnership or the Patriot partnership in connection with the exchange offer.

EXCHANGE AGENT

    We will serve as the exchange agent for the exchange offer. No third party will receive any fees for services in the exchange offer. Letters of transmittal must be addressed to us at the address listed on the letter of transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS BY A FACSIMILE OR TELEX TO ANY NUMBER OTHER THAN THE NUMBERS LISTED ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES

    If you tender your preferred units or common units for exchange, you will not be obligated to pay any transfer taxes in connection with the transfer and exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of preferred units or common units who do not exchange their preferred units or common units for shares of our common stock in the exchange offer or whose preferred units or common units are not accepted for exchange will continue to be subject to all of the limitations of the units, including the restrictions on transfer. In addition, holders who do not exchange their units could be subject to additional limitations if the limited partnership agreements are amended and restated as proposed.

                          DESCRIPTION OF CAPITAL STOCK

    We expect to complete the exchange offer in connection with the completion of the restructuring of Wyndham and Patriot and the closing of the $1 billion equity investment. In connection with the $1 billion equity investment, we will amend and restate our existing certificate of incorporation. Due to the timing of these events, your rights as a stockholder of Wyndham will be governed by the amended and restated certificate of incorporation to be adopted in connection with the $1 billion equity investment. The description of our capital stock in this section reflects the terms of the amended and restated certificate of incorporation. The following discussion summarizes the key terms of our certificate of incorporation and bylaws. This summary is not complete and you should read our certificate of incorporation and bylaws which are attached as exhibits to the registration statement of which this prospectus forms a part. Under our amended certificate of incorporation, we will have the authority to
issue [            ] shares of common stock, and [            ] shares of
preferred stock.

COMMON STOCK

    You will be entitled to one vote per share of Wyndham common stock on all matters voted on by our stockholders, including elections of directors. Except as otherwise required by law, or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of Wyndham common stock and the preferred stock to be issued to the investors exclusively possess all voting power. The certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the terms of the preferred stock, the holders of Wyndham common stock are entitled to the amount of dividends declared from time to time by our board of directors from available funds. Upon liquidation, and after taking into account any preferential payments paid to Wyndham preferred stockholders, Wyndham common stockholders are entitled to receive pro rata all assets of Wyndham available for distribution to such holders. All shares of Wyndham common stock will, when issued in the exchange offer, be fully paid and nonassessable, and the holders of the common stock will not have preemptive rights.

    Holders of Wyndham common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

    We intend to continue to furnish our stockholders with annual reports containing audited consolidated financial statements and an opinion expressed by an independent public accounting firm on those financial statements. We also intend to continue to furnish to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

PREFERRED STOCK

    Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions on that stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. The issuance of shares of preferred stock could have the effect of delaying or preventing a change in control of Wyndham.

    In connection with the $1 billion equity investment, we will issue a new series of Wyndham preferred stock. The series B preferred stock will have the following terms, among others:

    - dividends payable quarterly, on a cumulative basis, at a rate of 9.75% per year;

    - for the first six years, dividends payable partly in cash and partly in additional shares of preferred stock, with the cash component initially equal to 30% for the first dividend and declining over the period to approximately 19.8% for the final dividend in year six; for the next four years, dividends payable in cash or additional shares of preferred stock as determined by our board of directors; and, thereafter, dividends payable in cash;

    - if any dividends are paid on the Wyndham common stock, additional dividends in the amount that would have been paid on the shares of Wyndham common stock into which the preferred stock is then convertible;

    - if a change in control or a liquidation of Wyndham occurs within the first six years, any remaining dividends for the six years will be accelerated and paid in additional shares of preferred stock;

    - not redeemable by Wyndham for six years (other than as described below during the 170 day period following the completion of the investment);

    - voting with the Wyndham common stock on an as-converted basis on matters submitted to the common stockholders (with special rules applying to the election of directors) and voting as a separate class on specified matters; and

    - convertible, at the holder's option, into a number of shares of Wyndham common stock equal to $100.00 divided by the conversion price, initially equal to $8.59 but subject to potential downward adjustment.

    For a period of 170 days following the completion of the $1 billion equity investment, we may redeem up to $300 million of the preferred stock issued to the investors. We currently intend to fund this redemption by offering to our stockholders and the limited partners in our subsidiary operating partnerships rights to purchase up to three million shares of an additional series of our preferred stock which generally will have the same economic terms as the preferred stock issued to the investors but will generally be non-voting, except as required by law.

TRANSFER AGENT

    American Stock Transfer & Trust Company of New York, New York will serve as the transfer agent for our common stock.

               COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    The information below highlights a number of significant differences between the Wyndham partnership and the Patriot partnership, on the one hand, and Wyndham, on the other hand, relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation. The information in this section also compares legal rights associated with ownership of units of limited partnership interest and Wyndham common stock. These comparisons are intended to assist you in understanding how your investment will be changed if you elect to exchange your units of limited partnership interest for Wyndham common stock. This discussion is based upon the current limited partnership agreements of the Wyndham partnership and the Patriot partnership, on the one hand, and the amended and restated certificate of incorporation and bylaws of Wyntham to be adopted in connection with the $1 billion equity investment. This discussion summarizes the material differences among the limited partnership agreements and the charter documents, but is not a complete discussion of these matters. You should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about Wyndham.

    FORM OF ORGANIZATION AND ASSETS OWNED. The Patriot partnership is organized as a Virginia limited partnership. A substantial amount of Patriot's operations are conducted through the Patriot partnership. The Wyndham partnership is organized as a Delaware limited partnership. A substantial amount of our operations are conducted through the Wyndham partnership.

    We are organized under the laws of the State of Delaware. We maintain both a limited partner interest and a general partner interest in the Wyndham partnership, which gives us an indirect investment in the properties and other assets owned by the Wyndham partnership. As of April 12, 1999, we held an approximate 87.8% economic interest in the Wyndham partnership, and such interest will increase if Wyndham partnership units are exchanged in the exchange offer or are otherwise redeemed or acquired by us. Following the reorganization of Wyndham and Patriot, Patriot will be one of our wholly owned subsidiaries. Patriot, through PAH GP, Inc. and PAH LP, Inc., will maintain both a limited and the sole general partner interest in the Patriot partnership. As of April 12, 1999, Patriot held indirectly, an approximate 89.0% economic interest in the Patriot partnership.

    TERM OF EXISTENCE. Each of the limited partnerships has a stated termination date of December 31, 2050, although each may be terminated earlier under specified circumstances. Wyndham has a perpetual term, and we intend to continue our operations for an indefinite time period.

    NATURE OF INVESTMENT AND DISTRIBUTION RIGHTS. Wyndham partnership units and Patriot partnership units are equity interests which entitle each common unitholder to a pro rata share of cash distributions made to the common unitholders of the partnerships. Each of Wyndham and PAH LP, Inc. holds common limited partner units in its respective operating partnership, and as such is entitled to receive its pro rata share of distributions made to common unitholders by the Wyndham partnership and the Patriot partnership.

    Shares of Wyndham common stock constitute an equity interest in Wyndham. Each stockholder will be entitled to their pro rata share of any dividends or distributions paid with respect to shares of Wyndham common stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, when and as declared by our board of directors.

    AS PARTNERSHIPS, THE WYNDHAM PARTNERSHIP AND PATRIOT PARTNERSHIP ARE NOT SUBJECT TO FEDERAL INCOME TAXATION. In determining their federal income tax, unitholders must take into account their allocable share of partnership income, gain, deduction and loss, whether or not the partnerships make distributions, and otherwise are subject to the rules governing the taxation of partnerships and partners. By contrast, unitholders who receive shares of Wyndham common stock generally will be taxed on the earnings of Wyndham only to the extent of dividends paid in respect of their Wyndham common stock. See "Certain Federal Income Tax Consequences."

    ISSUANCE OF ADDITIONAL EQUITY. The Wyndham partnership is authorized to issue Wyndham partnership units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as Wyndham, as general partner, in its sole discretion, may deem appropriate. The Patriot partnership is authorized to issue Patriot partnership units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as PAH GP, as general partner, in its sole discretion, may deem appropriate.

    Under the terms of the proposed amended and restated certificate of incorporation, the Wyndham board of directors has the sole authority to authorize, effect and control issuances of Wyndham common stock. Under the terms of the current limited partnership agreements of the Wyndham partnership and the Patriot partnership, as long as each of the partnerships is in existence, the proceeds of all equity capital raised by Wyndham will be contributed to the partnerships in exchange for additional units of limited partnership interests.

    LIQUIDITY. Subject to specified exceptions, under the limited partnership agreements a unitholder may transfer all or any portion of its Wyndham partnership units or Patriot partnership units, as the case may be, with or without the consent of the general partners. However, each of the general partners, in its sole and absolute discretion, may or may not consent to the admission as a unitholder of any transferee of Wyndham partnership units or Patriot partnership units. If the general partner of the Wyndham partnership or the Patriot partnership does not consent to the admission of a permitted transferee, the transferee will be considered an assignee of an economic interest in the respective partnership but will not be a unitholder for any other purpose; as such, the assignee will not be permitted to vote on any affairs or issues on which a unitholder may vote.

    The paired common stock is listed on the New York Stock Exchange under the symbol "PAH." The breadth and strength of this market will depend, among other things, upon the number of shares outstanding, our financial results and prospects and the general interest in investments.

    PURPOSE AND PERMITTED INVESTMENTS. The purposes of the Wyndham partnership include the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the State of Delaware. The Wyndham partnership may invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    Under our proposed amended and restated certificate of incorporation, we may engage in any lawful activity permitted under the Delaware General Corporation Law.

    The purpose of the Patriot partnership includes the conduct of any business that may be lawfully conducted by a limited partnership organized under the laws of the Commonwealth of Virginia. The current agreement of limited partnership of the Patriot partnership requires the business of the Patriot partnership to be conducted in such a manner that will permit Patriot to qualify as a real estate investment trust for federal income tax purposes. This provision will be deleted in the restructuring. The Patriot partnership may invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    BORROWING POLICIES. The Wyndham partnership has no restrictions on borrowings and Wyndham, its general partner, has full power and authority to borrow money on behalf of the Wyndham partnership. The Patriot partnership has no restrictions on borrowings, and PAH GP, its general partner, which is controlled by Patriot, has full power and authority to borrow money on behalf of the Patriot partnership.

    We are not restricted under the proposed amended and restated certificate of incorporation from borrowing. However, the new $2.45 billion credit facility to be entered into in connection with the

$1 billion equity investment will contain restrictive covenants including covenants with respect to indebtedness, investments, merger, consolidation, liquidation, dissolution and the sale of assets.

    OTHER INVESTMENT RESTRICTIONS. The limited partnership agreements restrict the authority of the partnerships to make investments, lend funds, or reinvest their cash flow and net sale or refinancing proceeds.

    Neither our proposed amended and restated certificate of incorporation nor our proposed bylaws impose any restrictions upon the types of investments that we make.

    MANAGEMENT CONTROL. All management powers over the business and affairs of the Wyndham partnership and the Patriot partnership are vested in the respective general partners and no unitholder has any right to participate in or exercise control or management power over the business and affairs of the partnerships. The limited partnership agreements provide that the general partners of each of the partnerships be reimbursed for all expenses incurred by them relating to the management and business of the partnerships.

    Our board of directors has exclusive control over our business and affairs subject only to the restrictions in our proposed amended and restated certificate of incorporation and proposed bylaws. The policies adopted by our board of directors may be altered or eliminated without the approval of the stockholders. Accordingly, except for your vote in the elections of our directors, you will have no control over our ordinary business policies.

    MANAGEMENT LIABILITY AND INDEMNIFICATION. The limited partnership agreements generally provide that the general partners will incur no liability to their partnership or any unitholder for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. In addition, neither of the general partners is responsible for any misconduct or negligence on the part of its agents, provided the general partner appointed the agents in good faith. The limited partnership agreements also provide for indemnification of the general partners, its affiliates, and such other persons as such general partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership in which such person may be involved.

    Our proposed amended and restated certificate of incorporation, together with the Delaware General Corporation Law, eliminates a director's personal liability to Wyndham or our stockholders for breach of fiduciary duty, except for liability

    - for any breach of the director's duty of loyalty to Wyndham or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    The Delaware General Corporation Law permits, but does not require, a company to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and specified other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of Wyndham, provided that each such person acted in good faith and in a manner that they reasonably believed was in or not opposed to Wyndham's best interests and in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Delaware General Corporation Law does not allow indemnification by Wyndham of directors in the case of an action by or in the right of Wyndham, including stockholder derivative suits, unless the directors successfully defend the action or indemnification is ordered by the court. The bylaws provide for indemnification to the fullest extent authorized by the Delaware General Corporation Law and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of Wyndham.

    ANTI-TAKEOVER PROVISIONS. Except in limited circumstances, the general partners have exclusive management power over the business and affairs of their partnerships. The general partners may not be removed by the unitholders of their respective partnerships with or without cause.

    Our proposed amended and restated certificate of incorporation and proposed bylaws provide for a staggered board of directors and advance notice in the event that any stockholder proposes to submit any matter to vote of the stockholders at an annual or special meeting of stockholders. In addition, we intend to adopt a rights plan in connection with, and to become effective at or before the time of, the $1 billion equity investment. These provisions, as well as other provisions of the Delaware General Corporation Law, may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of Wyndham or the removal of incumbent directors.

    VOTING RIGHTS. Under each of the partnership agreements, the unitholders do not have voting rights relating to the operation and management of the respective partnerships, except in connection with matters, as described more fully below, involving certain amendments to the respective partnership agreements.

    Holders of Wyndham common stock have the right to vote on, among other things, specified amendments to our certificate of incorporation, a merger or sale of substantially all of our assets, and our dissolution. Under the Delaware General Corporation Law and the proposed amended and restated certificate of incorporation, the sale of all or substantially all of our assets, or any merger or consolidation, requires the approval of our board of directors and holders of a majority of the outstanding shares of Wyndham common stock. Similarly, under the Delaware General Corporation Law, our board of directors must obtain approval of the holders of a majority of all outstanding shares entitled to vote in order to dissolve the company. Each share of Wyndham common stock has one vote with respect to matters involving Wyndham. The proposed amended and restated certificate of incorporation permits our board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the Wyndham common stock.

    AMENDMENT OF THE PARTNERSHIP AGREEMENTS OR THE CERTIFICATE OF INCORPORATION. Generally, each of the limited partnership agreements may be amended by the general partners of the respective partnerships without the consent of the unitholders, except that specified amendments which alter or change the distribution rights or redemption rights of a unitholder require the consent of the unitholders holding more than a majority in interest of Wyndham common partnership units or Patriot common partnership units as well as holders of a majority of Wyndham preferred partnership units or Patriot preferred partnership units voting as a separate class.

    The proposed amended and restated certificate of incorporation of Wyndham provides that, with the exception of specified provisions concerning business combinations with interested stockholders which require the approval of a greater proportion, the certificate of incorporation may be amended in the manner prescribed by the Delaware General Corporation Law, which requires the approval of the board of directors and the approval of the stockholders by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment.

    COMPENSATION, FEES AND DISTRIBUTIONS. The general partners are not entitled to receive any compensation for their services as general partner of their partnerships. As a partner in their partnerships, however, the general partners have the same right to allocations and distributions as other partners of the partnerships. In addition, each of the partnerships will reimburse its general partner for administrative expenses incurred relating to the ongoing operation of the general partner and other expenses arising in connection with its role as general partner.

    The directors and officers of Wyndham receive compensation for their services.

    LIABILITY OF INVESTORS. Under the Wyndham partnership agreement and applicable Delaware law, the liability of the limited partners for the Wyndham partnership's debts and obligations is generally limited to the amount of their investment in the Wyndham partnership. Under the Patriot partnership agreement and applicable Virginia law, the liability of the limited partners for the Patriot partnership's debts and obligations is generally limited to the amount of their investment in the Patriot partnership.

    Under the Delaware General Corporation Law, stockholders generally are not personally liable for our debts or obligations.

    COMPARISON OF TAX TREATMENT OF HOLDING STOCK TO HOLDING PARTNERSHIP
UNITS. Wyndham partnership units and Patriot partnership units constitute equity interests which entitle each unitholder to a pro rata share of partnership cash distributions. In determining their federal income tax, unitholders must take into account their allocable share of partnership income, gain, deduction and loss, whether or not distributions are made. Distributions by the partnerships are generally tax-free, except to the extent they exceed a unitholder's basis in its units, in which case they are taxed as capital gains (subject to certain recapture provisions).

    Shares of Wyndham common stock constitute an equity interest in Wyndham. Each Wyndham stockholder will be entitled to their pro rata share of any dividends or distributions paid with respect to shares of Wyndham common stock. In determining their federal income tax, stockholders must generally take into account any dividends or distributions paid with respect to shares of Wyndham common stock, but not any share of Wyndham's income. To the extent of Wyndham's earnings and profits, dividends are taxed as ordinary income to stockholders and are generally eligible for the dividends-received deduction for corporate stockholders.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material federal income tax consequences to holders of preferred and common units in the Patriot partnership and the Wyndham partnership that are expected to result from participating in the exchange offer. This discussion assumes that you hold your preferred units or common units as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of taxation of the exchange offer and the related transactions that may be relevant to particular holders of units in light of their personal investment or tax circumstances, or to certain types of unitholders subject to special treatment under the federal income tax laws, such as dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions and taxpayers subject to the alternative minimum tax. This discussion does not discuss any state, local or foreign tax considerations. THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE EXCHANGE OFFER WILL DEPEND IN LARGE PART ON YOUR PARTICULAR CIRCUMSTANCES (INCLUDING, FOR EXAMPLE, THE MANNER IN WHICH YOU ACQUIRED YOUR UNITS). ALTHOUGH SOME UNITHOLDERS SHOULD BE ABLE TO PARTICIPATE IN THE EXCHANGE WITHOUT RECOGNIZING GAIN, OTHERS MAY RECOGNIZE SUBSTANTIAL AMOUNTS OF INCOME OR GAIN. THE AMOUNT OF THE INCOME OR GAIN, OR EVEN THE TAXES ON THE INCOME OR GAIN, MAY EXCEED THE VALUE OF THE WYNDHAM COMMON STOCK THAT YOU RECEIVE IN THE EXCHANGE. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE RELATED TRANSACTIONS, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    Goodwin, Procter & Hoar LLP, special tax counsel for Wyndham and Patriot, has opined on certain federal income tax consequences of the exchange offer and the restructuring, as discussed below. This opinion is not binding on the Internal Revenue Service or any court, and no assurance can be given that the IRS will not challenge the propriety of part or all of such opinion or that such a challenge would not be successful. Goodwin, Procter & Hoar LLP's opinion relies and is premised on the accuracy of factual statements and representations made by Patriot and Wyndham, including a representation to the effect that none of the existing Wyndham preferred stock will be outstanding at the time of the merger. No other opinions of counsel have been rendered, and neither Patriot nor Wyndham will request any ruling or determination letters from the IRS on any tax issue connected with the exchange offer, the restructuring or any related transactions.

    This discussion is based on the Internal Revenue Code as currently in effect, applicable Treasury Regulations and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive.

FEDERAL INCOME TAX TREATMENT OF THE EXCHANGE

    Goodwin, Procter & Hoar LLP has opined to the effect that the transfers by unitholders of their preferred and common units in the Patriot and Wyndham partnerships in exchange for shares of Wyndham common stock, together with the transfers by the Patriot stockholders of their Patriot stock for Wyndham common stock (or Wyndham common stock and cash) will qualify for treatment under
Section 351 of the Code, except as otherwise required by Section 304 of the Code (which is discussed below).

TAX CONSEQUENCES TO UNITHOLDERS WHO EXCHANGE UNITS

    IN GENERAL. Provided that the exchange qualifies for Section 351 treatment, and subject to certain exceptions discussed below regarding liabilities in excess of basis, at-risk recapture and Section 304 of the Code, the federal income tax consequences of the exchange will be as follows:

    - Unless you receive cash in the exchanges or the merger, you will not recognize gain or loss on the exchange of your preferred or common units for Wyndham common stock.

    - If you receive cash in lieu of fractional shares of Wyndham common stock (or cash for Patriot series B preferred stock in the merger), you will recognize gain (but not loss) equal to the lesser of (a) the amount of the cash and (b) the amount by which the sum of (i) the cash, (ii) the fair market value of the Wyndham common stock you receive in the exchange and the merger and (iii) the partnership liabilities attributable to the units that you exchange, exceeds your aggregate tax basis in the units and Patriot stock that you transfer to Wyndham.

    - The tax basis of the shares of Wyndham common stock that you receive will be equal to the aggregate tax basis of the units that you exchange and any shares of Patriot stock that you exchange for Wyndham common stock, decreased by the amount of the partnership liabilities attributable to the units and increased by the amount of any gain that you recognize in the exchange and in the merger.

    - The holding period of the shares of Wyndham common stock that you receive will include the holding period of the units and any shares of Patriot stock that you exchange for Wyndham common stock, assuming that you hold your units and your Patriot stock as capital assets at the time of the exchange and the merger.

    - You will be required to file additional information with your federal income tax return for your tax year in which the exchange occurs.

    - If you hold shares of Patriot stock at the time of the merger, and Section 304 of the Code applies as discussed below, then for purposes of the calculations above you should disregard any partnership liabilities, cash and shares of Patriot stock that are subject to special treatment under
      Section 304.

    RECOGNITION OF GAIN WHERE LIABILITIES EXCEED BASIS. Under Section 357(c) of the Code, if a corporation assumes liabilities of the transferor (or accepts property subject to liabilities) in a transaction subject to Section 351, the transferor must recognize gain in the amount by which the liabilities exceed the transferor's basis in the property contributed to the corporation. For this purpose, partnership liabilities allocable to the units that you exchange will be treated as your liabilities and assumed by Wyndham. Accordingly, you will recognize gain when you exchange units if and to the extent that (a) the aggregate amount of partnership liabilities attributable to the units you exchange exceeds (b) your aggregate tax basis in the units you exchange plus your aggregate tax basis in any shares of Patriot stock you exchange in the merger. Depending on your individual circumstances, you may be able to offset this gain with any prior suspended losses from the issuing partnership (I.E. losses that were allocated to you by the partnership, but which you could not deduct under Section 704(d) of the Code because they exceeded your tax basis), subject to any applicable at-risk limitations under Section 465 of the Code.

    CHARACTER OF THE GAIN RECOGNIZED. Any gain that you recognize under Section 357(c) of the Code must be allocated among the units and Patriot stock that you transfer to Wyndham in the exchange offer and the merger, in proportion to their relative fair market values. Gain allocated to the Patriot stock you exchange for Wyndham stock will be treated as capital gain, assuming that you hold the stock as a capital asset and will be long-term capital gain if you have a holding period in the Patriot stock of more than one year. Gain allocated to the units will generally be capital gain and also treated as long term capital gain to the extent that you have a holding period of more than one year with respect to your units.

    It is possible that a portion of the gain that you recognize with respect to your units may be recharacterized as ordinary income under Section 751 of the Code. This will occur if the issuing partnership holds appreciated inventory, or depreciable property, other than real estate, the value of which exceeds its depreciated basis. We believe, and intend to take the position, that although both the Patriot partnership and the Wyndham partnership hold inventory and non-real estate depreciable property (collectively, so-called "hot assets"), the value of the hot assets does not exceed their tax basis. We cannot assure you, however, that this position will be respected by the IRS, and it is possible that some portion of any gain you recognize with respect to your units will be recharacterized as ordinary income under Section 751 of the Code.

    In addition to the recharacterization of gain as ordinary income under
Section 751 of the Code, a portion of any gain you recognize may possibly be recharacterized as "unrecaptured Section 1250 gain," subject to tax at a maximum rate of 25%, rather than the maximum 20% rate applicable to long term capital gains. Although we do not believe that any portion of your gain will be so recharacterized under current law, the Treasury is authorized to promulgate regulations treating gain from the sale of pass-thru entities, such as partnerships, as unrecaptured Section 1250 gain to the extent that the pass-thru entity has taken depreciation deductions on its real property. The Treasury has not announced any intention to promulgate regulations to this effect, but could do so prior to the time of the completion of the exchange offer and could do so after the time of the exchange offer with retroactive effect.

    BASIS. Unlike shares of stock, your tax basis in your units is computed as if you held a single, unitary interest in the issuing partnership and includes your share of that partnership's liabilities. In general, your initial basis in your units has been increased by your share of the issuing partnership's income and any increases in your share of the partnership's liabilities. Your initial basis has also been decreased by your share of the issuing partnership's losses, by distributions, and by any decreases in your share of the issuing partnership's liabilities, except that your basis has not been reduced below zero by any of these adjustments. Your tax basis in your units will also be adjusted up or down for your share of the issuing partnership's income or loss for the partial year ending on the date of the exchange.

    If you exchange fewer than all of your units in one of the partnerships, you must allocate your aggregate tax basis between the units you exchange and the units you retain. The method by which basis must be allocated depends on whether your share of the partnership's liabilities exceeds your tax basis in your units. In general, the basis in the units exchanged is equal to the sum of the partnership liabilities attributable to those units, plus a portion of the residual basis in your units (I.E. your basis in your units computed without including your share of the partnership's liabilities) allocated based on the relative fair market values of the units exchanged and the units retained. If, however, your share of the partnership's liabilities exceeds your tax basis, then your tax basis is allocated to the units exchanged based on the ratio of the liabilities attributable to the units exchanged to your total share of the partnership's liabilities.

    SHARE OF LIABILITIES. Your share of the liabilities of a partnership is determined under Section 752 of the Code. In general, under Section 752 of the Code, each liability of a partnership is allocated to those partners who (or whose affiliates) bear the economic risk of loss if each liability is not paid by the partnership, whether they bear the risk of loss as general partners of the partnership, by contract, by reason of being the lender to the partnership (or an affiliate of the lender) with respect to such liability or otherwise. In general, liabilities for which no partner bears the economic risk of loss, so-called "nonrecourse liabilities," are allocated among the partners in three tiers: first among the partners in proportion to certain deductions or distributions that were financed by the liabilities (those which create "partnership minimum gain"); second in proportion to the taxable gain that would be allocated under Section 704(c) of the Code (or under the principles of Section 704(c)) if the assets of the partnership subject to the nonrecourse liabilities were sold for an amount equal to the nonrecourse liabilities; and third in proportion to the partners' interests in profits.

    In general, because the partnership liabilities allocable to units are included in the basis of those units, your exchange of units will not cause you to recognize gain under Section 357(c), unless your tax basis has been reduced by other factors, such distributions to you in excess of your share of the partnership's income or distributions or deductions financed with nonrecourse debt (including through predecessor partnerships acquired by the Patriot partnership or the Wyndham partnership). In this regard, you should note that the Patriot partnership has made distributions to its unitholders in excess of its net income.

    If you acquired your units in exchange for a contribution of property and you undertook by contract the economic risk of loss for a portion of the issuing partnership's indebtedness, if you negotiated for the maintenance of specified amounts of nonrecourse debt on the property you contributed, or if you are a lender to the issuing partnership (or an affiliate of a lender), you are particularly at risk of recognizing gain under Section 357(c) (or causing at-risk recapture, as discussed below). If any of these circumstances apply to you, we urge you to consult with your tax advisors regarding the potential benefit of retaining some or all of your share of partnership liabilities by retaining a portion of your units.

    Because of the complexity of the rules under which partnership liabilities are allocated, we strongly encourage all unitholders to consult with their tax advisors regarding the application of these rules to their particular circumstances.

    POSSIBLE AT-RISK RECAPTURE. Section 465 of the Code requires individuals and closely held corporations to recapture losses previously allowed with respect to their interests in a partnership in the event their amount "at-risk" with respect to that partnerhsip becomes less than zero. The consequence of recapture is that a taxpayer must recognize income equal to the negative at-risk amount. A partner's at-risk amount is generally equal to its basis in its partnership units, adjusted to exclude certain non-qualified partnership liabilities which would otherwise be included in basis ("At-Risk Basis") and increased by any gain recognized on the disposition of the partner's units. One event that would reduce a partner's at-risk amount and therefore potentially create a negative at-risk amount is the reduction of the partner's share of qualified liabilities. Although guidance is scarce, it is likely that the recapture income that a partner would recognize is treated as either ordinary income or has the character of the losses and deductions previously allowed.

    In general, as long as your At-Risk Basis in the units that you exchange is greater than your share of qualifying indebtedness attributable to those units, you should not recognize recapture income under Section 465(e) of the Code. However, if your share of such liabilities exceeds your At-Risk Basis in the units you exchange you will be subject to at-risk recapture although the amount of recapture will be reduced or substantially eliminated by the amount of the gain that you recognize under Section 357(c) of the Code apportioned to those units (as discussed above). If you may be subject to these rules, you should consult your tax advisor concerning your share of the qualifying indebtedness of the Patriot partnership, and the application of these rules to your particular circumstances.

    GAIN RECOGNIZED UNDER SECTION 304 OF THE CODE. The following discussion applies only to unitholders who both exchange units and hold Patriot stock at the time of the merger. Section 304 of the Code will not apply and therefore supercede the tax consequences generally covered by Section 357 of the Code if the former Patriot shareholders control Wyndham following the Merger and all related transactions. "Control" for this purpose means the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total combined value of all classes of stock (determined with reference to certain constructive ownership rules). A determination as to whether this control requirement will be satisfied will depend on certain facts and circumstances at the time of the restructuring which cannot be predicted. For example, changes in the market value of paired shares could determined whether former Patriot shareholders will have control of Wyndham by value. Moreover, the extent to which unitholders who are not also Patriot shareholders acquire Wyndham shares by exchanging their units could determine whether former Patriot shareholders will have control of Wyndham by vote.

    If the requirements of Section 304 of the Code are satisfied, and you are a Patriot shareholder at the time of the merger, Section 304 of the Code, and not
Section 351 of the Code, will govern the tax treatment of any Patriot shares that Wyndham acquires (or is deemed to acquire) for cash or the assumption of liabilities. For this purpose, it is possible that the partnership liabilities attributable to the units you exchange (and any cash you receive in lieu of fractional shares) will be treated, in part, as liabilities assumed (and cash paid) by Wyndham in partial consideration for your Patriot stock, which could cause you to recognize gain or loss under Section 304 of the Code. If the form of the transaction is respected for tax purposes, however, this result will not occur. Wyndham will be treated as assuming the partnership liabilities attributable to your units (or paying cash in lieu of issuing fractional shares in the exchange) only in consideration for your units and not in consideration for any of your Patriot stock. We currently intend to report the transaction for tax purposes consistent with this allocation. The IRS takes the position, however, that cash received and liabilities assumed in a Section 351 exchange should be allocated PRO RATA among the assets being exchanged by the transferor. The IRS might apply a similar approach for purposes of Section 304 of the Code, in which case the liabilities allocable to the units (and cash for fractional shares) would be treated as if they were assumed by Wyndham in exchange for a PRO RATA portion (based on relative fair market values) of each unit you exchange in the exchange offer and each share of each class of Patriot stock you exchange in the merger.

    If and to the extent that the liabilities allocable to your units (or cash for fractional shares) are treated as amounts paid for your Patriot stock, the liabilities (or cash) will be treated under Section 304 as cash distributed to you in redemption of stock of Wyndham (a "deemed redemption"). In general, the cash you are deemed to receive in this deemed redemption will be treated as either a dividend from Wyndham (to the extent of the earnings and profits of Patriot and Wyndham) or as a sale of shares to Wyndham (resulting in gain or loss). It will be treated as a dividend unless the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend" within the meaning of Section 302(b) of the Code, as determined by comparing your pre-transaction ownership in Patriot with your post-transaction indirect ownership in Patriot through Wyndham, taking into account stock you actually own, as well as stock you are treated as constructively owning under Section 318 of the Code, with certain modifications set out in Section 304 of the Code. For this purpose, your post-transaction indirect ownership in Patriot will equal your percentage interest in Wyndham stock determined by value. Whether your ownership in Patriot is increased or decreased in the transaction will depend, among other things, on the number of units you exchange, which will generally increase your post-transaction ownership of Patriot, as well as the impact of the substantial dilution that will result from the $1 billion equity investment in Wyndham.

    If you hold Patriot series B preferred stock, you should note that your exchange of units may also affect the treatment of the cash you receive in exchange for those shares, because (i) the exchange of units will increase your post-transaction ownership in Patriot and thereby increase the likelihood that cash paid for your series B preferred stock will be treated as a dividend; and
(ii) the IRS might treat for Section 304 purposes some of the cash received for your series B preferred stock as paid in consideration for your units (based on the pro rata allocation described above).

    Unitholders who also own Patriot stock should see the proxy materials delivered to them regarding the restructuring for additional discussion of
Section 304 and should consult with their tax advisors regarding the application of Section 304 to their particular circumstances, including the application of the attribution rules.

    REPORTING REQUIREMENTS. Regulations under Section 351 of the Code require you to file a statement with your federal income tax return for the taxable year in which you participate in a transaction subject to Section 351 of the Code. Similarly, regulations under Section 751 of the Code require you to file a statement with your federal income tax return for the taxable year in which you dispose of an interest in a partnership that holds hot assets.

TAX CONSEQUENCES TO UNITHOLDERS WHO DO NOT EXCHANGE ALL OF THEIR UNITS

    IN GENERAL. In general, and subject to the discussion below, the consummation of the exchange will not cause you to recognize gain or loss, other than with respect to any units that you may exchange for Wyndham common stock. You will continue to be treated as a partner in the partnerships in which you hold units and will include in your income your allocable share of the partnerships' items of income, gain, loss, deduction and credit.

    GAIN FROM THE DISTRIBUTION OF THE DECONTROLLED SUBSIDIARIES. If proposed amendments to its partnership agreement are approved, the Patriot partnership will distribute its stock in several corporate, or "decontrolled," subsidiaries directly to PAH, L.P., and the unitholders in the Patriot partnership should recognize neither gain nor loss with respect to the distribution. If the proposed partnership amendments are not approved, however, the Patriot partnership may make a pro rata distribution of the stock in decontrolled subsidiaries to all of the unitholders in the Patriot partnership following the exchange. If you contributed appreciated property to the Patriot partnership within the five year period prior to the distribution of decontrolled subsidiaries stock, and the fair market value of decontrolled subsidiaries stock distributed to you exceeds your basis in your Patriot partnership units, you will recognize gain equal to the lesser of the excess and the amount of gain that you would recognize if the Patriot partnership sold the property that you contributed to it at its fair market value. The character of this gain will be capital gain, unrecaptured Section 1250 gain, or ordinary income in proportion to the gain that would have been allocated to you in the hypothetical sale of the property you contributed. Your basis in your units will be increased by any gain that you recognize. Your basis in decontrolled subsidiaries stock will be equal to the lesser of the Patriot partnership's basis in the stock distributed to you and your basis in your units. For purposes of determining your basis in decontrolled subsidiaries stock, any gain that you recognize in the distribution will be treated as occurring immediately prior to the distribution.

    The subsequent mergers of decontrolled subsidiaries into a subsidiary of Wyndham in exchange for Wyndham common stock should be treated as part of the larger Section 351 exchange that includes the exchange of units for shares of Wyndham common stock, the merger and the $1 billion equity investment. In this case, if you participate in the exchange offer, the calculations described above should include consideration of the Wyndham common stock you receive for your decontrolled subsidiary stock, as well as the tax basis of the decontrolled subsidiary stock. If you do not participate in the exchange offer, you will not recognize any further gain or loss on the exchange of decontrolled subsidiary stock for Wyndham common stock, your tax basis in the Wyndham common stock that you receive will be equal to your tax basis in your decontrolled subsidiary stock, and your holding period in the Wyndham common stock will include the Patriot partnership's holding period in the decontrolled subsidiary stock.

    CONSEQUENCES OF THE REDUCTION OF DEBT AND RE-ALLOCATION OF LIABILITIES. The use of the investors' funds to pay down debt of a partnership in which you hold units and the proposed amendments to the partnership agreements may cause your share of that partnership's liabilities to be reduced. This reduction will be treated as a distribution of cash to you and will be taxable if the amount of the deemed distribution exceeds your tax basis in that partnership's units. The gain will generally be capital gain, subject to recharacterization as ordinary income under Section 751 of the Code, and possibly as Section 1250 gain, as discussed above. In addition, if you are subject to the at-risk rules, these transactions may reduce your share of the partnerships' qualified indebtedness, which may cause you to recognize recapture income under Section 465(e) of the Code.

                                 LEGAL MATTERS

    The validity of the shares of Wyndham common stock to be issued in the exchange offer will be passed upon for, and an opinion with respect to certain material tax consequences of the exchange offer will be rendered to, Wyndham by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the: 1. (a) Combined Financial Statements of Patriot and Wyndham as of December 31, 1998 and 1997 and for each of the years in the period ended December 31, 1998, (b) the Consolidated Financial Statements of Patriot as of December 31, 1998 and 1997 and for each of the years in the period ended December 31, 1998 and the related financial schedules, and (c) the Consolidated Financial Statements of Wyndham as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the six months ended December 31, 1997 included in the Joint Annual Report on Form 10-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. for fiscal year ended December 31, 1998, as set forth in their report which is incorporated by reference in this prospectus; 2. (a) Consolidated Financial Statement of WHG Resorts & Casinos, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) the Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) the Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) the Financial Statements of El Conquistador Partnership, L.P. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998) as set forth in their reports which are incorporated by reference in this prospectus; 3. (a) Consolidated Financial Statements of SF Hotel Company, L.P. as of January 2, 1998 and January 3, 1997 and for the years then ended, and (b) Combined Financial Statements of SC Suites Summerfield partnerships as of January 2, 1998 and January 3, 1997 and for the three years in the period ended January 2, 1998, included in the Joint Current Report of Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, as amended (filed June 17, 1998 and August 6, 1998), as set forth in their reports which are incorporated by reference in this prospectus. Each of the above referenced financial statements and schedules are incorporated herein by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

    The Financial Statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenues and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998, which is incorporated by reference herein, have been audited by PriceWaterhouseCoopers LLP as set forth in their report thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, and (b) the Consolidated Financial Statements of Interstate Hotels Company as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 included in Interstate's 1997 Annual Report on Form 10-K dated March 31, 1998, and the CHC Lease Partners financial statements as of December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference herein, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International Hospitality Division Financial Statements as of November 30, 1995, 1996 and 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998 (filed April 22, 1998), (c) financial statements of

Royal Palace Associates as of December 31, 1997 and for the year then ended incorporated by reference herein, by reference to the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated June 2, 1998 which is incorporated by reference herein have been audited by PriceWaterhouseCoopers LLP, independent accountants, as set forth in their report thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings, and Malmaison Limited and subsidiary undertakings, incorporated in this Prospectus by reference from the Joint Current Report of Form 8-K/A of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998, have been audited by Arthur Andersen, charted accountants and registered auditors, as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Wyndham's certificate of incorporation and bylaws require Wyndham to indemnify its officers and directors to the full extent permitted by Delaware law.

    Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. Wyndham's certificate of incorporation contains provisions limiting the liability of the directors to Wyndham and to its stockholders to the full extent permitted by Delaware law.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. Wyndham's certificate of incorporation and bylaws provide that Wyndham may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of Wyndham against any liability that may be asserted against him or her, and Wyndham currently maintains such insurance. Wyndham currently has $75 million of liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Texas on April 12, 1999.

                                WYNDHAM INTERNATIONAL, INC.

                                By:            /s/ JAMES D. CARREKER
                                     -----------------------------------------
                                              Name: James D. Carreker
                                           TITLE: CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints James D. Carreker or Carla S. Moreland or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (a) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (b) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (c) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (d) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                       DATE
------------------------------  --------------------------  -------------------
                                Chairman and Chief
    /s/ JAMES D. CARREKER         Executive
------------------------------    Officer (PRINCIPAL          April 12, 1999
      James D. Carreker           EXECUTIVE OFFICER)

                                Executive Vice President
    /s/ LAWRENCE S. JONES         and Treasurer (PRINCIPAL
------------------------------    FINANCIAL OFFICER AND       April 12, 1999
      Lawrence S. Jones           PRINCIPAL ACCOUNTING
                                  OFFICER)

      /s/ KARIM ALIBHAI
------------------------------  President, Chief Operating    April 12, 1999
        Karim Alibhai             Officer and Director

SIGNATURE                       TITLE                       DATE
------------------------------  --------------------------  -------------------
      /s/ LEONARD BOXER
------------------------------  Director                      April 12, 1999
        Leonard Boxer

   /s/ BURTON C. EINSPRUCH,
             M.D.
------------------------------  Director                      April 12, 1999
  Burton C. Einspruch, M.D.

   /s/ SUSAN T. GROENTEMAN
------------------------------  Director                      April 12, 1999
     Susan T. Groenteman

     /s/ ARCH K. JACOBSON
------------------------------  Director                      April 12, 1999
       Arch K. Jacobson

     /s/ JAMES C. LESLIE
------------------------------  Director                      April 12, 1999
       James C. Leslie

     /s/ PAUL A. NUSSBAUM
------------------------------  Director                      April 12, 1999
       Paul A. Nussbaum

    /s/ ROLF E. RUHFUS III
------------------------------  Director                      April 12, 1999
      Rolf E. Ruhfus III

     /s/ SHERWOOD WEISER
------------------------------  Director                      April 12, 1999
       Sherwood Weiser

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Restated Certificate of Incorporation of Wyndham International, Inc. (1)
       3.2   Amended and Restated Bylaws of Wyndham International, Inc. (1)
       5.1   Opinion of Goodwin, Procter & Hoar LLP as to the validity of the securities being offered*
      23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1)
      23.2   Consent of Ernst & Young LLP (Dallas, Texas)*
      23.3   Consent of Ernst & Young LLP (San Juan, Puerto Rico)*
      23.4   Consent of Ernst & Young LLP (Wichita, Kansas)*
      23.5   Consent of Price Waterhouse LLP (Pittsburgh, Pennsylvania)*
      23.6   Consent of Price Waterhouse LLP (Tampa, Florida)*
      23.7   Consent of Price Waterhouse LLP (Miami, Florida)*
      23.8   Consent of Price Waterhouse LLP (Dallas, Texas)*
      23.9   Consent of Arthur Andersen LLP (London, United Kingdom)*
      24.1   Powers of Attorney (included on signature pages hereto)
      99.1   Form of Letter of Transmittal*
      99.2   Form of Letter to Limited Partners*

------------------------

*   Filed herewith

(1) Previously filed as an exhibit to Wyndham's Current Report on Form 8-K (SEC File No. 001-09319) filed with the SEC on March 2, 1999.

                                      E-1